Exhibit 5.1

1200 G Street, Suite 800

Washington DC 20005

www.FisherBroyles.com

October 7, 2020

Future FinTech Group Inc.

Room 2302, South Tower T1, Kaisa Plaza

No. 86 Jianguo Avenue, Chaoyang District

Beijing, China

Ladies and Gentlemen:

We have acted as counsel to Future FinTech Group Inc., a Florida corporation (the “Company”), in connection with the filing on the date hereof of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 3,000,000 shares of the Company’s common stock, par value $0.001 (the “Shares”), issuable under the Company’s 2019 Omnibus Equity Plan (the “Plan”).

The opinion hereinafter set forth is given with regard to the Registration Statement, at the request of the Company, pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K. The only opinion rendered by this firm consists of the matter set forth in numbered paragraph (1) below (our “Opinion”), and no opinion is implied or to be inferred beyond such matter. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Second Amended and Restated Articles of Incorporation of the Company, as amended, the Amended and Restated Bylaws of the Company, as amended, the record of corporate proceedings, and the Plan. In making all of our examinations, we assumed the genuineness of all signatures, the authority of the persons who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents. As to various factual matters that are material to our Opinion, we have relied upon certificates of public officials and certificates, resolutions, documents, statements and other information of the Company or its representatives. In addition, for purposes of the Opinion, we have assumed that a sufficient number of authorized but unissued shares of the Company’s common stock, par value $0.001 per share, will be available for issuance when the Shares are issued and that the Company is and shall remain validly existing as a corporation under the laws of the Florida Business Corporation Act (“FBCA”). We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

We do not herein express any opinion concerning any matter respecting or affected by any laws other than provisions of the FBCA. We are generally familiar with the FBCA as currently in effect. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction. The Opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

Based upon and subject to the foregoing, we are of the following opinion:

(1) the Shares, when, and if, issued in accordance with the terms of the Plan, and, in the case of options granted thereunder to acquire Shares, upon due exercise and payment therefor, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

FISHERBROYLES, LLP

/s/ FisherBroyles, LLP